Exhibit 10

BANCO CENTRAL DE VENEZUELA UNDERTAKING

dated as of [•], 2004

To:	[•], as fiscal agent (the “Fiscal Agent”) under the Fiscal Agency Agreement referred to below

Ladies and Gentlemen:

     The Bolivarian Republic of Venezuela ( the “Republic”) plans to issue and sell [•] aggregate principal amount of [•]% Notes due 20[•] (the “Securities”). The Securities will be sold pursuant to an Underwriting Agreement dated [•] between the Republic and the Underwriter named therein with respect to the Securities (the “Underwriting Agreement”), subject to the terms and conditions of the Underwriting Agreement. The Securities are to be issued pursuant to the Fiscal Agency Agreement, dated as of [•] (as amended and in effect from time to time, the “Fiscal Agency Agreement”) among the Republic, Banco Central de Venezuela (“Banco Central”), as official financial agent of the Republic, and [•], as fiscal agent (the “Fiscal Agent”), and the other agents referred to therein. As used in this letter agreement (the “Banco Central Undertaking”), except as otherwise expressly provided or unless the context otherwise requires, capitalized terms used herein shall have the meanings ascribed to them in the Fiscal Agency Agreement.

     In consideration of the Initial Purchasers accepting the terms hereof and entering into the Subscription Agreement with the Republic, the Fiscal Agent accepting the terms hereof and entering into the Fiscal Agency Agreement with the Republic and Banco Central (which in accordance with the amended Ley del Banco Central de Venezuela dated October 17, 2002, as published in Official Gazette of the Bolivarian Republic of Venezuela No. 5,606 Extraordinary of October 18, 2002, as amended and in effect from time to time (the “Central Bank Law”), is the financial agent of the National Government of the Republic), Banco Central hereby agrees with each of the Fiscal Agent and the holders from time to time of the Securities (including the Initial Purchasers) as follows:

     Section 1. Acknowledgment of Agreements and Agreement to Comply with Instructions of the Republic to Banco Central. Banco Central acknowledges receipt of a copy of each of the Fiscal Agency Agreement and the Subscription Agreement (including all of the exhibits to each such agreement) and that it has taken due note of the instructions set forth in Section 4(d) of the Fiscal Agency Agreement and that the Republic will deposit with Banco Central certain Bolivar amounts and deliver to Banco Central certain authorizations pursuant to the terms of those sections. Banco Central agrees to comply with such instructions, subject to the conditions contained in subclauses (i) and (ii) of Section 2(a) below.

     Section 2. Undertaking.

     (a) Remittance of Foreign Exchange. Banco Central irrevocably agrees, subject to the conditions set forth in clauses (i) and (ii) below, to remit on the date that is one Business Day prior to each Interest Payment Date and the maturity date in respect of the Securities such currency or currencies in the amount of each payment of principal of or interest on the Securities (including any Additional Amounts in respect of the Securities), or other amount required to be paid by the Republic to the Fiscal Agent or any Paying Agent under the Fiscal Agency Agreement, as the case may be, or to any holder of a Security from time to time (collectively, being herein called the ”Securityholders”), for the benefit of such persons, in the currency in which such amount is required to be paid by the Republic, at the time and at the places required by, and otherwise as provided in, the Fiscal Agency Agreement, for payments by the Republic, to which end Banco Central will make conversions into such currency of the Bolivars referred to in clause (i) below for the account of the Republic, provided that Banco Central shall not be obligated to remit any such amounts in such currency to any of the aforesaid persons in respect of any such payment required to be made by the Republic if:

     (i) The Republic shall not, with respect to such payment, have deposited in the Republic’s special account for debt service at Banco Central, prior to the date such payment is required to be made (the “Transfer Date”), the funds in Bolivars that are necessary to acquire the foreign exchange required for such payment (at the exchange rate prevailing for such type of payment on the Transfer Date), and the Republic shall not have delivered to Banco Central the corresponding authorizations provided for in Section 4(d) of the Fiscal Agency Agreement; or

     (ii) On any day in any fiscal year of the Republic, and to the extent that such remittance would constitute a breach of Banco Central’s obligation under Article 113 of the Central Bank Law as in effect on October 18, 2002, to provide any currency other than Bolivars (“Foreign Currency”) to Petróleos de Venezuela, S.A. (“PDVSA”) on a priority basis to meet its Foreign Currency needs in accordance with the foreign exchange budget approved by PDVSA’s Shareholders’ Assembly as provided in Article 113 of the Central Bank Law.

     (b) No Set-off; Etc. Subject to the conditions contained in clauses (i) and (ii) of Section 2(a) above, Banco Central will perform its remittance obligations hereunder in full and without further condition, without set-off or other reductions for the order of or in respect of Banco Central and regardless of any failure by the Fiscal Agent or any Securityholder to observe the terms or conditions of this Banco Central Undertaking. Nothing herein shall (i) prohibit or hinder Banco Central from independently exercising against the Fiscal Agent or any Securityholder any right or remedy so long as such exercise shall not reduce or otherwise affect the remittance obligations of Banco Central hereunder or (ii) constitute a waiver by Banco Central of any of its rights to effect set-offs or other reductions against obligations of Banco Central other than its remittance obligations hereunder. Neither the Fiscal Agent nor any Securityholder shall be responsible for any action taken or omitted by any other person in connection with this Banco Central Undertaking. The remittance obligations of Banco Central hereunder to the Fiscal Agent and to each Securityholder shall be separate and independent obligations, and the Fiscal Agent and each Securityholder shall be entitled to protect and enforce its rights against Banco Central in connection with this Banco Central Undertaking, and it shall not be necessary for any other person to be joined as an additional party in any proceedings for such purpose.

     (c) No Guarantee. Under no circumstances shall the execution and delivery of this Banco Central Undertaking by Banco Central be considered as constituting a guarantee by Banco Central of any obligations of the Republic. Subject to the conditions contained in clauses (i) and (ii) of Section 2(a) above, the remittance obligations undertaken by Banco Central hereunder shall thereupon constitute its own direct obligations to the Fiscal Agent and to each Securityholder.

     (d) Amendment, Etc., to the Agreements. Banco Central shall not be deemed to be a party to the Subscription Agreement or the Fiscal Agency Agreement (the “Agreements”) solely by the execution of this Banco Central Undertaking. Accordingly any provision of any Agreement to which Banco Central is not otherwise a party may be amended, modified, supplemented or waived (a “Change”) in accordance with the terms thereof without the consent of Banco Central and without affecting the obligations of Banco Central hereunder; provided, however, that the Fiscal Agent shall notify Banco Central in writing of any such Change.

     (e) Maintenance of Approvals. Banco Central covenants and agrees that it will use its best efforts to maintain in full force and effect all governmental approvals, if any, which may be necessary under the laws of Venezuela for the performance by it of this Banco Central Undertaking or for the validity or enforceability thereof and use its best efforts to duly take all necessary and appropriate administrative action, if any, in Venezuela in order for Banco Central to make all remittances to be made by it under this Banco Central Undertaking.

     Section 3. Notices. All notices and other communications by Banco Central in connection with this Banco Central Undertaking to any party to the Fiscal Agency Agreement shall be given or made as provided with respect to such party in Section 13 of the Fiscal Agency Agreement, to any party to the Subscription Agreement as provided with respect to such party in Section 14 of the Subscription Agreement, and to any holder of a Security as provided with respect to such party in the Terms and Conditions of the Securities. All notices and other communications to Banco Central in connection with this Banco Central Undertaking shall be given or made in writing by telecopier (with transmission confirmed), tested telex (confirmed with answerback), or courier delivery and shall be effective as provided in Section 13 of the Fiscal Agency Agreement and also shall be sent to Banco Central at its address set forth beneath its signature hereto, or at such other address as shall be designated by Banco Central, from time to time, in a notice to the Fiscal Agent .

     Section 4. No Waiver, Etc. No failure by the Fiscal Agent or any Securityholder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver of the same, nor shall the single or partial exercise of any such right preclude any other or further exercise of such right, all subject to the conditions and limitations established in this Banco Central Undertaking. The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law, and nothing contained in this Banco Central Undertaking shall impair any of the rights of the Fiscal Agent or any Securityholder against Banco Central under applicable law, subject in each case to the terms and conditions of this Banco Central Undertaking, including without limitation those contained in Section 8.

     Section 5. Set-off. Banco Central agrees that upon the occurrence, and to the extent, of a breach by Banco Central of its remittance obligations set forth in Section 2(a) above, the Fiscal Agent or any Securityholder may, at its option, set off and apply any and all deposits or other obligations at any time held or owing by it to or for the account of Banco Central, at or from any of its offices against any and all of the remittance obligations of Banco Central now or hereafter existing to the Fiscal Agent or such Securityholder hereunder which have not been performed in a timely manner (regardless of whether such deposits or obligations are due and payable or are denominated in a different currency from such remittance obligations of Banco Central or whether such set-off or application shall be effected with respect to any amount payable directly to the Fiscal Agent or such Securityholder). The Fiscal Agent or any Securityholder effecting any such set-off or application pursuant to this Section 5 will promptly notify Banco Central thereof. Nothing contained in this Section 5 shall grant to the Fiscal Agent or any Securityholder the right to effect at any time a set-off against deposits or obligations in favor of Banco Central of any obligations of the Republic under the Agreements.

     Section 6. Judgment.

     (a) Foreign Exchange Rates. If, for the purpose of obtaining judgment in any court, it is necessary to convert a remittance obligation due hereunder to the Fiscal Agent or any Securityholder in one currency into another currency, Banco Central agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Fiscal Agent or such Securityholder could purchase the first currency with such other currency in the city which is the principal financial center of the country of issue of the first currency on the day two Business Days preceding the day on which final judgment is given.

     (b) Indemnification for Foreign Exchange Rate Fluctuations. The obligation of Banco Central to remit United States dollars to the Fiscal Agent or any Securityholder in accordance with this Banco Central Undertaking shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than United States dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Fiscal Agent or such Securityholder of any amount in the Judgment Currency, the Fiscal Agent or such Securityholder may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be remitted to the Fiscal Agent or such Securityholder in the Agreement Currency, Banco Central agrees, as a separate obligation and notwithstanding such judgment, to remit the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be remitted to the Fiscal Agent or such Securityholder, the Fiscal Agent or such Securityholder agrees to remit to Banco Central such excess, provided that none of the Fiscal Agent or any Securityholder shall have any obligation to remit any such excess as long as a default by Banco Central in its remittance obligations hereunder has occurred and is continuing, in which case such excess shall be applied to such obligations.

     Section 7. Effectiveness. This Banco Central Undertaking shall become effective on the date hereof for the benefit of the Fiscal Agent and each Securityholder.

     Section 8. Jurisdiction, Service of Process, Venue, and Waiver of Immunity. (a) Banco Central agrees that any suit, action or proceeding against it or its properties, assets or revenues with respect to this Banco Central Undertaking (a “Related Proceeding”) shall be brought exclusively in the Supreme Court of the State of New York, County of New York; in the United States District Court for the Southern District of New York; in the High Court of Justice in London, England; or in the courts of Venezuela that sit in Caracas, as the person bringing such Related Proceeding may elect in its sole discretion, provided that if none of the courts specified above located in the country in which such person has elected to bring such Related Proceeding is a court that has jurisdiction of the subject matter or is otherwise competent under applicable law to hear and determine such proceeding, such Related Proceeding may be brought in such other court located in such country as shall have jurisdiction of the subject matter or be otherwise competent under applicable law to hear and determine such Related Proceeding, or if such Related Proceeding seeks relief or a judgment that is enforceable only against any of its properties, assets or revenues that are subject to the jurisdiction of any other court located in the countries listed above and is limited to the value of such properties, assets or revenues, such Related Proceeding may be brought in any such court (all such courts described in this sentence being called herein “Specified Courts”). Banco Central also agrees that any judgment obtained in any of the Specified Courts arising out of any Related Proceeding may be enforced or executed in any Specified Court or any other court of competent jurisdiction whatsoever, and any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all courts other than Specified Courts being herein called “Other Courts”), by means of a suit on the judgment or in any other manner provided by law. Banco Central hereby irrevocably submits to the exclusive jurisdiction of each of the Specified Courts for the purpose of any Related Proceeding and, solely for the purpose of enforcing or executing any judgment referred to in the preceding sentence (a “Related Judgment”), of each Specified Court and each Other Court. The agreement made by Banco Central in this Section 8(a) with respect to jurisdiction is made solely with respect to Related

Proceedings and the enforcement or execution of Related Judgments and under no circumstances shall it be interpreted as a general agreement by Banco Central with respect to proceedings unrelated to this Banco Central Undertaking.

     (b) Banco Central agrees that service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in the State of New York may be made upon Law Debenture Corporate Services Inc., presently located at 767 Third Avenue, New York, New York 10017, U.S.A. (the “New York Process Agent”), and that service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in England may be made upon Law Debenture Corporate Services Limited, presently located at Fifth Floor, 100 Wood Street, London EC2V 7EX, England (the “London Process Agent” and, together with the New York Process Agent, the “Process Agents”), and Banco Central irrevocably appoints each Process Agent as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of any of the Process Agents to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Banco Central agrees to maintain at all times an agent with offices in New York to act as its New York Process Agent, and an agent with offices in London to act as its London Process Agent as aforesaid (each such agent to be appointed by an irrevocable power of attorney granted before a Venezuelan notary public). Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

     (c) Banco Central irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in any of the Specified Courts or to the laying of venue of any suit, action or proceeding brought solely for the purpose of enforcing or executing any Related Judgment in any of the Specified Courts or Other Courts, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of any inconvenient forum to the maintenance of any Related Proceeding or any such suit, action or proceeding in any such court.

     (d) To the extent that Banco Central or any of its revenues, assets or properties shall be entitled, with respect to any Related Proceeding at any time brought against Banco Central or any of its revenues, assets or properties in any jurisdiction in which any Specified Court is located, or with respect to any suit, action or proceeding at any time brought solely for the purpose of enforcing or executing any Related Judgment in any jurisdiction in which any Specified Court or Other Court is located, to any immunity from suit, from the jurisdiction of any such court, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy (other than the remedy referred to in Section 8(e) below), and to the extent that in any such jurisdiction there shall be attributed such an immunity, Banco Central irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the

Foreign Sovereign Immunities Act of 1976 of the United States) and consents generally for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process in connection with any Related Proceeding or Related Judgment, provided that such agreement and waiver, insofar as it relates to any jurisdiction other than a jurisdiction in which a Specified Court is located, is given solely for the purpose of enabling the Fiscal Agent or any Securityholder to enforce or execute a Related Judgment. Notwithstanding anything expressed in this clause, Banco Central does not waive, nor does it agree not to claim, any type of immunity that it might have in any jurisdiction from, nor does it consent to any, attachment prior to judgment or other prejudgment relief (whether legal or equitable and including, without limitation, any interim measure or preliminary injunction or temporary restraining order or issue of any process directed to Banco Central or third parties, but not including measures taken to enforce or execute any Related Judgment) which imposes restrictions on Banco Central’s ability to alienate, transfer or control any of its revenues, properties or assets. The waiver of immunities that Banco Central makes in this Section 8 constitutes only a limited and specific waiver for the purposes of this Banco Central Undertaking, and under no circumstances shall it be interpreted as a general waiver by Banco Central or a waiver with respect to proceedings unrelated to this Banco Central Undertaking.

     (e) To the extent that Banco Central or any of its revenues, assets or properties shall be entitled, in any jurisdiction, to any immunity from set-off, and to the extent that there shall be attributed, in any jurisdiction, such an immunity, Banco Central hereby irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction with respect to any claim, suit, action, proceeding, right or remedy arising out of or in connection with this Banco Central Undertaking, provided that the Fiscal Agent or a Securityholder may rely upon the effectiveness of the express waiver contained in this Section 8(e) with respect to a particular set-off only to the extent that the following conditions are met with respect to such set-off:

     (i) such set-off is exercised by such Fiscal Agent or Securityholder only in connection with a breach by Banco Central of any of its remittance obligations under this Banco Central Undertaking, and the amounts which may be recovered as a result of the exercise of such set-off shall be limited to the amount of all such breached remittance obligations in existence on the date such set-off is exercised; and

     (ii) such Fiscal Agent or Securityholder shall have given notice pursuant to the procedures set forth in Section 3 to Banco Central (with copies to the Republic and the Fiscal Agent), not less than seven Venezuelan Banking Days prior to such exercise, of its intention to do so.

Banco Central hereby irrevocably agrees that, upon the receipt by it of a notice from any Fiscal Agent or Securityholder, pursuant to subclause (ii) of this Section 8(e), Banco Central will not, to the extent of a breach of any of its remittance obligations under this Agreement, make and will not permit to be made, for a period of ten Venezuelan Banking Days, or, if shorter, until all such breaches shall have been remedied, any withdrawal of any fund, securities or other property from any deposit, custody or other account held in the name of (or represented by a certificate issued to) Banco Central by such Fiscal Agent or Securityholder, as the case may be, and hereby irrevocably authorizes and instructs such Fiscal Agent or Securityholder, as the case may be, not to accept or honor any request for any such withdrawal during any such period, except for withdrawals for which Banco Central initiated instructions in the ordinary course of business prior to the receipt by it of such notice. As used in this Section 8(e), “Venezuelan Banking Day” means a day on which banks are scheduled in the normal course to be open for business in Caracas, Venezuela.

     Section 9. Continuing Agreement. This Banco Central Undertaking shall (a) remain in full force and effect until payment in full of the principal of, and interest (including any Additional Amounts) on, and all other amounts due on all of the Securities and all other amounts payable by the Republic under any of the other Agreements, (b) be binding upon Banco Central, its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Fiscal Agent and each Securityholder and each of their respective successors, transferees and assigns.

     Section 10. Partial Invalidity. If one or more provisions contained in this Banco Central Undertaking shall be invalid, illegal or unenforceable in any respect in any jurisdiction with respect to Banco Central, such invalidity, illegality or unenforceability in such jurisdiction shall not, to the fullest extent permitted by applicable law, invalidate or render illegal or unenforceable such provisions in any other jurisdiction, or any other provisions of this Banco Central Undertaking.

     Section 11. Amendments. Except as contemplated by the Terms and Conditions of the Securities, no amendment of any provisions of this Banco Central Undertaking shall be effective unless the same shall be agreed or consented to in writing by the Fiscal Agent, Banco Central, the holders of a majority in aggregate principal amount of the Securities for the time being outstanding or by the adoption of a resolution at a meeting of Securityholders held in accordance with the provisions of the Fiscal Agency Agreement. Future compliance with, or past default by Banco Central of, this Banco Central Undertaking may be waived, either with the consent of the holders of at least a majority in aggregate principal amount of the Securities for the time being outstanding or by the adoption of a resolution at a meeting of Securityholders held in accordance with the provisions of the Fiscal Agency Agreement; provided, however, that no such modification or amendment and no such waiver may, without the written consent or affirmative vote of the holder of each Securities affected thereby, reduce the percentage of principal amount of Securities at the time outstanding necessary to modify or amend this Banco Central Undertaking or to waive any future compliance or past default thereof by Banco Central or reduce the percentage of Securities required for the taking of action or the quorum required at any such meeting of holders of Securities at which a resolution is adopted. Any such modifications, amendments or waivers will be conclusive and binding on all holders of Securities, whether or not they have given such consent or were present at such meeting, and on all future Securityholders, whether or not notation of such modifications, amendments or waivers is made upon the Securities. Any instrument given by or on behalf of any holder of a Security in connection with any consent to any such modification, amendment or waiver will be irrevocable once such modification, amendment or waiver has been adopted by a resolution at a meeting of Securityholders and will be conclusive and binding on all subsequent holders of such Securities.

     Section 12. Use of English Language. Except as otherwise specified herein or as the Fiscal Agent may otherwise agree, all notices, communications and other documents to be supplied by or on behalf of Banco Central pursuant to this Banco Central Undertaking shall be in the English language, except for Venezuelan laws, decrees, regulations and resolutions and other official actions of Banco Central, the Republic and any Venezuelan governmental agency, which may be in the Spanish language if accompanied by a certified English translation thereof.

     Section 13. Execution in Counterparts. This Banco Central Undertaking may be executed in counterparts by Banco Central and the Fiscal Agent, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 14. Applicable Law. This Banco Central Undertaking shall be governed by, and construed in accordance with, the law of the State of New York, United States of America.

* * *

Very truly yours,

BANCO CENTRAL DE VENEZUELA

By

Name:
Title:
Address:	Banco Central de Venezuela Esquína de Carmelitas
Avenida Urdaneta
Caracas 1010, Venezuela
Attention:	Vice President of
International Operations
Telex No.: 28250, 28251, 28252
Answerback: BCVOP BV

ACKNOWLEDGED:

[•],
as Fiscal Agent on its own behalf and on behalf of the Securityholders

By

Name:
Title:

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